EXHIBIT 10.1

MSCI INC.
CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, MSCI Inc. (“MSCI”) considers it essential to the best interests of the Company and its stockholders to foster the continued employment of its executives; and

WHEREAS, the Board of Directors of MSCI (the “Board”) has determined to adopt this MSCI Inc. Change in Control Severance Plan (this “Plan”) to reinforce and encourage the continued attention and dedication of the Company’s executives to their assigned duties without distraction in the face of the possibility of a Change in Control.

NOW, THEREFORE, the Board hereby adopts this Plan as of May 28, 2015 for the benefit of the Company’s executives on the terms and conditions hereinafter stated.

Section 1. Definitions. As hereinafter used:

“Accrued Obligations” shall mean (i) any Base Salary earned by the Participant through the Date of Termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the Date of Termination; (ii) any bonus payable with respect to any period which ended prior to the Date of Termination, which remains unpaid, with such amount paid on the first regularly scheduled payroll date following the Date of Termination or, if later, at the same time the bonus would have otherwise been payable to the Participant; and (iii) any reimbursement or payment due to the Participant on or prior to the Date of Termination which remains unpaid to the Participant, with any such payment being made promptly following the Date of Termination.

“Average Annual Cash Bonus” shall mean the average annual cash bonus earned by the Participant with respect to the three years that were completed prior to the Date of Termination; provided that (i) if the Participant was employed for at least one full year and less than three full years prior to the year in which the Date of Termination occurs, the “Average Annual Cash Bonus” shall be calculated based on the average of the (A) annual cash bonus earned by such Participant during the number of full years and (B) annualized cash bonus earned by such Participant for any partial years, in each case, preceding the year in which the Date of Termination occurs and (ii) if the Participant was employed for less than one full year prior to the Date of Termination and no annual cash bonus was earned with respect to such year, the “Average Annual Cash Bonus” shall be calculated based on the annualized target cash bonus amount set forth in the Participant’s offer letter from the Company.

“Base Salary” means, as of any given date, the annual base rate of salary payable to the Participant by the Company, as then in effect; provided, however, that, in the case of a resignation by the Participant for Good Reason, “Base Salary” will mean the annual base rate of salary payable to the Participant by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

“Board” shall have the meaning set forth in the recitals.

“Cash Payment” shall have the meaning set forth in Section 2.1 hereof.

“Cause” shall mean the occurrence of any of the following:

(i) Any act or omission which constitutes a material willful breach of the Participant’s obligations to the Company or the Participant’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Participant, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Participant’s incapacity due to physical or mental illness) within 30 days after written notification thereof to the Participant by the Company; provided that no act or failure to act on the Participant’s part shall be deemed willful unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company;

(ii) The Participant’s commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by the Participant within 30 days after written notification thereof to the Participant by the Company;

(iii) The Participant’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or

(iv) The Participant’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

“Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(i) Any one person or more than one person acting as a group (as determined under Section 409A of the Code), other than (A) any employee plan established by the Company, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) A change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A of the Code) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then-outstanding shares of MSCI common stock or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) The sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A of the Code.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean MSCI together with its subsidiaries.

“Date of Termination” shall mean, with respect to any purported termination of the Participant’s employment pursuant to this Plan, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Participant other than for Good Reason, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given), subject in each case to a longer period after Notice of Termination is given to the extent necessary to comply with applicable law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

“Existing Board” shall have the meaning set forth in the definition of “Change in Control.”

“Good Reason” shall mean the occurrence of any of the following:

(i) Any material diminution in the Participant’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Participant of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Participant prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(ii) Any reduction in the Participant’s (A) Base Salary immediately prior to a Change in Control, (B) annual target cash bonus opportunity immediately prior to a Change in Control or (C) the grant date fair value of the Participant’s equity-based incentive compensation awards (the “Equity Value”) which relate to the year prior to the year in which the Date of Termination occurs. Notwithstanding the foregoing, for purposes of (C), if any of the Participant’s equity-based incentive compensation awards are “front-loaded” awards intended to cover multiple years of awards, the Committee may, in its reasonable discretion, adjust concurrently with the grant of such award the Equity Value for purposes of this definition to take into account what the grant date fair value for an equity-based incentive compensation award would be if the award represented only a single-year award. Additionally, if in any year, no equity-based incentive compensation awards were granted to the Participant or an equity-based incentive compensation award was granted to the Participant, in each case, taking into account the front-loaded award in a prior year, the Committee shall allocate a portion of such front-loaded award to the Equity Value for the year prior to the year in which the Date of Termination occurs. Finally, the Committee shall have the authority, in its reasonable discretion, to exclude any of the Participant’s extraordinary and nonrecurring equity-based incentive compensation awards or arrangements from the calculation of “Equity Value” for purposes hereunder.

(iii) A relocation of more than 25 miles from the location of the Participant’s principal job location or office prior to a Change in Control; or

(iv) Any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the Participant provides services to the Company;

provided, that the Participant provides the Company with a Notice of Termination indicating the Participant’s intent to terminate his or her employment for Good Reason within 90 days of the Participant becoming aware of any circumstances set forth above and that the Participant provides the Company with at least 30 days following receipt of such notice to remedy such circumstances.

“International Participant” shall mean a Participant who is not primarily located in the United States.

“JAMS” shall have the meaning set forth in Section 5 hereof.

“MSCI” shall have the meaning set forth in the recitals.

“Notice of Termination” shall have the meaning set forth in Section 3 hereof.

“Other Severance” shall have the meaning set forth in Section 2.3 hereof.

“Participant” shall mean each employee set forth on Exhibit A hereto; provided that the Committee shall review Exhibit A annually and add to or remove from Exhibit A any employees of the Company who the Committee deems appropriate in its discretion.

“Parties” shall have the meaning set forth in Section 5 hereof.

“Plan” shall have the meaning set forth in the recitals.

“Potential Change in Control” shall be deemed to have occurred if either of the following conditions shall have been satisfied:

(i) The execution of a letter of intent relating to a corporate transaction, the consummation of which would constitute a Change in Control; or

(ii) A determination in writing by the Board that a corporate transaction is anticipated, the consummation of which would constitute a Change in Control.

“Prorated Bonus” shall have the meaning set forth in Section 2.1 hereof.

“Qualifying Termination” shall have the meaning set forth in Section 2.1 hereof.

“Release” shall have the meaning set forth in Section 2.1 hereof.

“Required Reduction” shall have the meaning set forth in Section 7.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Severance Period” shall mean a period equal to 24 months, commencing in the month following the month in which the Date of Termination occurs.

“Term” shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof; provided, that commencing on the first anniversary of the date hereof and on each anniversary thereafter, the Term shall be automatically extended for an additional one-year period unless the Board determines to terminate this Plan in accordance with Section 6 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the month in which such Change in Control occurred.

“Total Payments” shall have the meaning set forth in Section 7.1 hereof.

Section 2. Severance Eligibility and Payments.

2.1 Benefits Upon Qualifying Termination. If a Participant’s employment terminates within the six-month period immediately prior to a Potential Change in Control, and in connection with such Potential Change in Control, or within the two-year period immediately following a Change in Control, (x) by the Company or an affiliate without Cause or (y) by the Participant for Good Reason (any such termination, a “Qualifying Termination”), then the Participant shall be entitled to:

(i) The Accrued Obligations; and

(ii) Provided that, within 55 days following the Date of Termination, the Participant has executed a general release of claims substantially in the form attached as Exhibit B hereto, or if the Participant is an International Participant, substantially in the form used by the Company prior to the Potential Change in Control or Change in Control, as applicable, for employees in such jurisdiction (as applicable, the “Release”), and any applicable revocation periods relating to the Release have expired, and subject to the Participant’s compliance with the restrictive covenants set forth in the Release:

(A) The prorated portion of the Participant’s Average Annual Cash Bonus (the “Prorated Bonus”) for the year in which the Date of Termination occurs, calculated as the Average Annual Cash Bonus the Participant would have received in such year multiplied by a fraction, the numerator of which is the number of days during the year of termination that the Participant was employed and the denominator of which is the total number of days during the year of termination. The Prorated Bonus shall be payable when annual cash bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year in which the Date of Termination occurs;

(B) A lump sum cash payment equal to the sum of (1) two times the Participant’s Base Salary and (2) two times the Participant’s Average Annual Cash Bonus (the “Cash Payment”);

(C) A lump sum cash payment equal to 135% of the approximate amount of COBRA continuation premiums for the Participant and his or her eligible dependents during the Severance Period for the coverage option and level of medical, dental and/or vision coverage in effect for the Participant immediately prior to the Date of Termination (or, in the case of an International Participant, equivalent local private medical benefits); provided, however, that such continued participation shall only be provided to an International Participant to the extent permitted under the terms of any applicable group health plan and applicable law; and

(D) Outplacement services supplied by a service provider selected by the Company for a period of twelve months; provided that such services must commence no later than 90 days after the Date of Termination.

2.2 Timing of Cash Payment. The Cash Payment shall be made to the Participant within 60 days following the Date of Termination, but in no event later than 15 days following the date on which the Release becomes irrevocable (or if no revocation period applies to the Release, within five days following the date the Release is signed); provided, that if the 60-day period begins in one taxable year and ends in a second taxable year, the Cash Payment shall be made in the second taxable year to the extent required to avoid any additional tax, interest or penalties under Section 409A of the Code.

2.3 Other Severance Payments. In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation (“Other Severance”), then the amount of the Cash Payment otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero). Notwithstanding anything to the contrary herein, nothing in this Section 2.3 shall prevent the Board, or the Committee, from making any subsequent determinations with respect to severance payments and benefits payable to a Participant.

2.4 No Mitigation. The Company agrees that, if the Participant’s employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section  2.1 hereof. Further, except as set forth in Section  2.3, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 3. Notice of Termination. Any purported termination of the Participant’s employment pursuant to this Plan shall be communicated by a Notice of Termination from the Participant to the Company or the Company to the Participant, as applicable, in accordance with Section 8.1 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice in writing which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

Section 4. Successors; Binding Agreement.

4.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.2 Enforcement by Participant’s Successors. The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Section 5. Settlement of Disputes. If the Participant and the Company (collectively, the “Parties”) are unable to resolve any controversy or claim arising out of or in connection with this Plan or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum of resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by New York law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. If the Parties fail to agree on the selection of the arbitrator within 30 days after either the Participant or the Company’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, and in New York, unless the Parties agree otherwise. The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a party in a court of law. The arbitrator’s award is limited by and must comply with the terms of this Plan and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

Section 6. Plan Modification or Termination. This Plan may be amended in any manner or terminated in whole or in part by the Board upon 30 days’ prior notice to the Participants in accordance with Section 8.1 hereof; provided, however, that no such amendment or termination shall be effective if a Potential Change in Control or Change in Control, as applicable, has occurred prior to the lapse of such 30-day notice period. Notwithstanding the foregoing, this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, within (i) the six-month period immediately prior to the occurrence of a Change in Control or (ii) the two-year period immediately following the occurrence of a Change in Control.

Section 7. Parachute Payments.

7.1 Treatment of Payments. Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant’s employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any subsidiary, any affiliate, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, the “Total Payments”) would be subject (in whole or part) to an excise tax under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Change in Control shall, in the Company’s discretion, be either (i) reduced (but not below zero) so that the present value of such Total Payments will be one dollar less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) so that no portion of the Payments shall be subject to the Excise Tax (the “Required Reduction”) or (ii) paid in full, whichever produces the better net after-tax position to the Participant (taking into account the Excise Tax and any other applicable taxes).

7.2 Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 7.1, the Total Payments will be reduced in the following order: (i) by reducing any payments to be made to the Participant under Sections 2.1(ii)(A) and (A); (ii) by reducing any other cash payments to be made to the Participant (excluding any cash payment with respect to the acceleration of equity-based compensation); (iii) by canceling the acceleration of vesting of any outstanding equity-based compensation awards that are subject to performance vesting; (iv) by canceling the acceleration of vesting of any of the Participant’s outstanding equity awards that are not subject to performance vesting; and (v) by reducing any benefits provided to the Participant under Section 2.1(ii)(C). In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning section 280G(b)(2)(A) of the Code and (y) only to the extent necessary to achieve the Required Reduction.

Section 8. General Provisions.

8.1 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company:

MSCI Inc.
7 World Trade Center

250 Greenwich St., 49th Floor

New York, NY 10007

Attn: Office of the General Counsel

Facsimile: [•]

If to the Participant, to the address on file with the Company,

or in either case to such other address as may be specified in a notice given by one party to the other party hereunder.

8.2 Administration. This Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan (including, without limitation, any determinations regarding eligibility to participate in this Plan). All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 5 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

8.3 Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.4 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of this Plan to the substantive law of another jurisdiction.

8.5 Withholding. Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under applicable law.

8.6 Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2) shall survive such expiration.

8.7 No Right to Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.

8.8 Headings Descriptive. The headings of sections and paragraphs of this Plan are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Plan.

8.9 Benefits Unfunded. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

8.10 Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.11 Section 409A. This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Plan will be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. In no event may the Participant, directly or indirectly, designate the calendar year of payment. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Plan are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Participant’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of Section 409A of the Code, then if the Participant is a “specified employee” under Section 409A of the Code on the date of the Participant’s termination of employment, notwithstanding any other provision of this Plan, payment of severance under this Plan shall be delayed for a period of six months from the date of the Participant’s termination of employment if required by Section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 15 days after the end of the six-month period. If the Participant dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s estate within 15 days after the date of the Participant’s death. All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. For the avoidance of doubt, this Section 8.11 shall not apply to any Participant who is not subject to the provisions of Section 409A of the Code.

EXHIBIT A

PARTICIPANTS

1.	Frederick W. Bogdan

2.	Christopher F. Corrado

3.	Scott A. Crum

4.	Henry A. Fernandez

5.	Darla Hastings

6.	C.D. Baer Pettit

7.	Robert Qutub

8.	Laurent Seyer

9.	Peter J. Zangari

A-1

EXHIBIT B

FORM OF RELEASE

[DATE]

[NAME]

[ADDRESS]

RE: Change in Control Severance Plan Release Agreement

Dear [NAME]:

This letter sets forth our mutual agreement concerning the benefits to be provided to you under the MSCI Inc. Change in Control Severance Plan (the “Plan”). For purposes of this release agreement (this “Agreement”), “MSCI” shall include MSCI Inc. and any and all parents, subsidiaries, predecessors, successors and affiliate corporations, and its and their respective current and former directors, officers, employees, agents, managers, shareholders, successors, assigns, and other representatives. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan.

In exchange for you executing and not revoking this Agreement, MSCI will provide you with the benefits set forth in the Plan. In accordance with the terms of the Plan, you hereby agree as follows:

Section 1. Release of Claims.

1.1 In exchange for providing you with the benefits set forth in the Plan, you agree to waive all claims against MSCI, and to release and forever discharge MSCI, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to you, that you may have against MSCI as of the date of your execution of this Agreement, arising under any applicable federal, state or local law or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Uniform Services Employment and Re-employment Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, and claims for individual relief under the Sarbanes-Oxley Act of 2002; the New York State and City Human Rights Laws, New York Labor Act, New York Equal Pay Law, New York Civil Rights Law, and New York Worker Adjustment and Retraining Notification Act; California Fair Employment and Housing Act, California Labor Code, California Business and Professions Code, California Family Rights Act, and California Industrial Welfare Commission Wage Orders; Connecticut Fair Employment Practices Act, Connecticut Equal Pay Law, Connecticut Age Discrimination and Employee Insurance Benefits Law, and Connecticut Family and Medical Leave Law; Illinois Human Rights Act, Illinois Wage Payment and Collection Act, Illinois Equal Pay Act, and Illinois Worker Adjustment and Retraining Notification Law; Massachusetts Fair Employment Practices Act, Massachusetts Equal Rights Act, Massachusetts Equal Pay Law, Massachusetts Age Discrimination Law, and Massachusetts Equal Rights for Elderly and Disabled Law; Maryland Fair Employment Practices Act; Maryland Wage and Hour Law; Maryland Wage Payment and Collection Law; Oklahoma Anti-Discrimination Act; Oklahoma Equal Pay Act; Oklahoma Genetic Nondiscrimination in Employment Act; Oklahoma Minimum Wage Act; Michigan Elliott-Larsen Civil Rights Act; Michigan Persons with Disabilities Civil Rights Act; Michigan Payment of Wages and Fringe Benefits Act; Michigan Minimum Wage Act; and any other federal, state or local statute or constitutional provision governing employment; and all tort, contract (express or implied), common law, and public policy claims of any type whatsoever; all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, grant or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, separation and/or severance pay under any separation or severance pay plan maintained by MSCI, any other employee fringe benefits plans, medical plans, or attorneys’ fees; or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein (collectively, the “Release of Claims”).

1.2 This Agreement is not intended to, and does not, release rights or claims that may arise after the date of your execution hereof, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement. To the extent any claim, charge, complaint or action covered by the Release of Claims is brought by you, for your benefit or on your behalf, you expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. You further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Release of Claims. For purposes of this Agreement, “you” shall include your heirs, executors, administrators, attorneys, representatives, successors and assigns.

1.3 [California only: This is a full and final release of all such claims, whether those claims are now known or unknown, and you waive all rights or benefits that you may have or claim to have pursuant to the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.]

1.4 The Release of Claims does not waive any rights you may have been granted under the Certificate of Incorporation or Bylaws of MSCI relating to your actions on behalf of MSCI in the scope of and during the course of your employment by MSCI. Nor does anything in this Agreement impair your rights to vested retirement, pension or 401(k) benefits, if any, due you by virtue of your employment by MSCI, or any elections, notices or benefits for which you are eligible as a separated employee of MSCI. The Release of Claims does not waive or release any claims that are not releasable by law.

Section 2. Restrictive Covenants.

2.1 Confidential Information.

(i) You acknowledge that, in the course of your employment with MSCI, you have or may have acquired nonpublic privileged or confidential information and trade secrets concerning MSCI’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, plans, funding, financing and methods of doing business whether in hard copy, electronic or other format (“Confidential and Proprietary Information”). You understand and agree that:

(A) It would be damaging to MSCI if such Confidential and Proprietary Information were disclosed to any Competitor or any third party or person;

(B) All Confidential and Proprietary Information has been divulged to you in confidence, and you agree to not disclose or cause or permit to be disclosed, directly or indirectly, any Confidential and Proprietary Information to any third party or person, and to keep all Confidential and Proprietary Information secret and confidential, without limitation in time;

(C) Your use of Confidential and Proprietary Information will stop immediately upon termination of your employment with MSCI;

(D) You will not remove Confidential and Proprietary Information from any MSCI facility or system in either original, electronic or copied form;

(E) Upon the termination of your employment, you will, immediately deliver to MSCI any Confidential and Proprietary Information in your possession or control;

(F) You will not at any time assert any claim of ownership or other property interest in any such Confidential and Proprietary Information;

(G) You will permit MSCI to inspect any material to be removed from MSCI offices when you cease to work at any MSCI facility;

(H) You will not disclose, directly or indirectly, to any person or entity the contents, in whole or in part, of such Confidential and Proprietary Information. PLEASE UNDERSTAND THAT YOUR LEGAL OBLIGATION NOT TO USE OR DISCLOSE CONFIDENTIAL AND PROPRIETARY INFORMATION OF MSCI EXISTS WHETHER OR NOT YOU ENTER INTO THIS AGREEMENT;

(I) Upon the termination of your employment, you will return any MSCI equipment and property including, but not limited to, identification materials, computers, printers, facsimile machines, corporate credit cards, portable telephones, wireless devices (e.g., BlackBerry and similar devices), and calling cards that you possess or control but that are not in MSCI’s offices; and

(J) You will take all necessary steps to comply with any notices you received from the Legal and Compliance Department (“LCD”) regarding the preservation of information, documents or other materials, whether in physical or electronic form, in connection with litigation, investigations, or proceedings and shall notify your supervisor or a member of LCD of the location of all such information, documents or materials in your possession.

(ii) You will not, without prior written consent from MSCI, disclose, participate in the disclosure, or allow disclosure of any information about MSCI or its present or former clients, executives, other employees, or directors, or about legal matters involving MSCI and resolution or settlement thereof, or any aspects of your employment with MSCI or of the termination of such employment, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium. You will not use or take any action likely to result in the use of any of MSCI’s names or any abbreviation thereof in connection with any publication to the general public in any medium in a manner that suggests, directly or indirectly, endorsement by or a business connection to MSCI or appears to leverage the MSCI brand.

2.2 Non-Solicitation. During the Severance Period, you will not, directly or indirectly, in any capacity (including through any person, corporation, partnership or other business entity of any kind), hire or solicit, recruit, induce, entice, influence, or encourage any MSCI employee to leave MSCI or become hired or engaged by another firm. The restrictions in this Section 2.2 shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during the period of 180 days preceding the date on which a Notice of Termination is given by you or MSCI.

2.3 Non-Disparagement. You will not make any defamatory or disparaging statements about MSCI, or its business, strategic plans, products, practices, policies, or personnel, in any medium or to any third person or entity, without limitation in time.

Nothing in this Section 2.3 is intended to limit in any way your ability to compete fairly with MSCI in the future or to confer in confidence with your legal representatives.

2.4 Non-Disclosure. Unless permitted under Section 4 of this Agreement, you also agree that you will not disclose, or cause or permit to be disclosed in any way, the terms or conditions of this Agreement, except to your legal representatives, your immediate family, your financial representatives or accountants, the taxing authorities, or if necessary for the purpose of enforcing this Agreement, provided that all such private parties to whom disclosure is permitted under this Section 2.4 are informed of the confidentiality provisions of this Agreement and agree to be bound thereby.

Section 3. Notice Requirements. You agree to give prompt notice to MSCI in writing and by facsimile, in accordance with the provisions for notice under the Plan, of any subpoena or judicial, administrative or regulatory inquiry or proceeding or lawsuit in which you are required or requested to disclose information relating to MSCI, prior to such disclosure, unless any such prior notice is prohibited by law. Such written notice must be given to the General Counsel within two business days of your receipt of any such request or order so that MSCI may take whatever action it may deem necessary or appropriate to prevent such disclosure or testimony. You also agree that you will, within two business days of your receipt, provide to the General Counsel by facsimile or overnight delivery to the address set forth in the Plan, a copy of all legal papers and documents served upon you. Additionally, you agree that in the event you are served with such subpoena, court order, directive or other process, you will meet with MSCI’s General Counsel or his or her designee in advance of giving such testimony or information, unless any such prior meeting requirement is prohibited by law.

Section 4. Exceptions.

4.1 This Agreement does not prohibit or restrict you from lawfully (i) communicating or cooperating with, providing relevant information to, or otherwise assisting in an investigation by any governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; (ii) filing an administrative complaint with the Equal Employment Opportunity Commission, U.S. Department of Labor, National Labor Relations Board, or other federal, state or local agency responsible for administering fair employment, wage-hour, labor and other employment laws and regulations; (iii) cooperating in an investigation, or responding to an inquiry from any such agency; or (iv) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation; provided, however, that you agree to waive any claim for individual monetary relief in connection with any such administrative complaint or charge. In addition, nothing in this Agreement precludes you from benefiting from classwide injunctive relief awarded in any employment case brought by any governmental agency or private party, provided that such relief does not result in your receipt of any monetary benefit or equivalent thereof. You acknowledge and agree that you are waiving any right to recover any monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding.

4.2 Any non-disclosure provision in this Agreement does not prohibit or restrict you or your attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization.

Section 5. Breach of this Agreement.

5.1 In the event you breach or threaten to breach any of the provisions contained in Section 2 of this Agreement, you acknowledge that such breach or threatened breach shall cause irreparable harm to MSCI, entitling MSCI, at its option, to seek immediate injunctive relief from a court of competent jurisdiction, without waiver of any other rights or remedies available in a court of law or equity.

5.2 If, at any time during the Severance Period, you breach any of the provisions contained in Section 2 of this Agreement, any amounts payable to you by MSCI pursuant to Section 2 of the Plan and any obligations and agreements of MSCI with respect to such payments will thereupon cease.

Section 6. Further Promises.

6.1 In addition, you agree to cooperate with and assist MSCI in connection with any investigation, regulatory matter, lawsuit or arbitration in which MSCI is a subject, target or party and as to which you may have pertinent information. You agree to make yourself available for preparation for hearings, proceedings or litigation and for attendance at any pretrial discovery and trial sessions. MSCI agrees to make every reasonable effort to provide you with reasonable notice in the event your participation is required. MSCI agrees to reimburse reasonable out-of-pocket costs incurred by you as the direct result of your participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of MSCI. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this paragraph.

6.2 You understand and agree that you may not execute this Agreement prior to the Date of Termination. You also acknowledge that you have executed this Agreement voluntarily, free of any duress or coercion. MSCI has urged you to obtain the advice of an attorney or other representative of your choice, unrelated to MSCI, before executing this Agreement, and you acknowledge that you have had the opportunity to do so. Further, you acknowledge that you have a full understanding of the terms of this Agreement.

6.3 [You acknowledge that you have been given at least [21 days]1 within which to consider executing this Agreement (the “Agreement Review Period”) and seven days from the date of your execution of this Agreement within which to revoke it (the “Agreement Revocation Period”). Your executed Agreement must be returned to the undersigned at the address set forth in the Plan. If you execute this Agreement prior to the end of the Agreement Review Period that MSCI has provided for you, you agree and acknowledge that: (i) your execution was a knowing and voluntary waiver of your right to consider this Agreement for the full 21 days; and (ii) you had sufficient time in which to consider and understand the Agreement, and to review it with your attorney or other representative of your choice, if you wished. Any revocation of this Agreement must be in writing and returned to the undersigned at the address set forth in the Plan via certified U.S. Mail, return receipt requested. In the event that you revoke this Agreement, you acknowledge that you will not be entitled to receive, and agree not to accept, any payments or benefits under the Plan and this Agreement. You agree that your acceptance of any such payments or benefits will constitute an acknowledgment that you did not revoke this Agreement. This Agreement will not become effective or enforceable until the Agreement Revocation Period has expired.]2

_______________________________
                1 The standard review period for an ADEA release is 21 days. This period is extended to 45 days in the case of a group termination program. In the case of a group termination program, additional information regarding terminating/non-terminating employees is required to be provided for the waiver to be deemed “knowing and voluntary” under ADEA.

2 To be inserted for participants over the age of 40, as required by ADEA.

Section 7. Miscellaneous.

7.1 This Agreement is the entire agreement between you and MSCI, and supersedes any and all oral and written agreements between you and MSCI, on the topics covered herein, except for any prior agreements and commitments on your part concerning confidential information, trade secrets, copyrights, patents or other intellectual property and the like, which shall continue in effect in accordance with their terms. By offering and entering into this Agreement, neither you nor MSCI admits any liability or wrongdoing toward the other whatsoever. This Agreement may not be changed, except by a writing signed both by you and MSCI specifically for that purpose.

7.2 This Agreement shall be governed and interpreted in accordance with, the laws of the State of New York. If any portion of this Agreement should ever be determined to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

[BY SIGNING THIS AGREEMENT AND RELEASE YOU ACKNOWLEDGE THAT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS YOU MAY HAVE AGAINST MSCI UP TO THE DATE OF YOUR EXECUTION OF THIS AGREEMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.]3

 3 To be inserted for participants over the age of 40, as required by ADEA.

If you have any questions, please let me know. If these terms are acceptable, sign and date the letter below and return the original signed copy to me. An extra copy is enclosed for your records.

Very truly yours, [NAME] [TITLE], Human Resources MSCI Inc.

AGREED AND ACCEPTED:

___________________________________

Executive Signature

DATE: _____________________________

[Signature Page to Release]